EXHIBIT 14.02

SECURITIES TRADING POLICY

1.OBJECTIVES

1.1.The objective of this Securities Trading Policy is to regulate operations with Securities (a) by establishing the applicable conduct, guidelines and restrictions, in an orderly way and within the parameters established by CVM Resolution 44 and the other policies of the Company; and (b) by ensuring transparency in transactions with Securities to avoid the use of Privileged Information for the benefit of Bound Persons (insider trading) or of third parties benefited by Bound Persons (tipping) in trading in the Securities.

1.2.In addition to the Bound Persons, the rules of this Trading Policy also apply to cases in which negotiations by Bound Persons occur for their own benefit, whether directly or indirectly, through the use of, for instance: (a) a company directly or indirectly controlled by them; (b) third parties with whom they have an agreement for the management, trust or administration of a portfolio of investments in financial assets; and/or (c) attorneys-in-fact or agents.

1.3.The natural persons indicated in the definition of Bound Persons must strive to ensure that this Trading Policy is observed by their spouses, partners and dependents included on their annual income tax return. For purposes of this Trading Policy, any transactions carried out by spouses, partners and dependents included on the annual income tax return will be deemed as carried out by the Bound Persons to whom they are related.

2.SCOPE

2.1.This Trading Policy applies to trading by Bound Persons in any and all Securities.

3.DEFINITIONS

3.1.For the purposes of this Securities Trading Policy, the following terms, when their initial letter is capitalized, will have the following meanings, and may be in singular or plural form:

“Associate Companies”: means the Entities in which the Company holds significant influence, under Brazilian Corporation Law and the applicable legislation.

“Blackout Period”: meaning in accordance with the definition of item 5.1 of this Trading Policy.

“Bodies with Technical or Advisory Functions”: means bodies of the Company, created by its Bylaws, with technical functions or intended to advise its Managers.

“Bound Persons”: Means the list of persons who are subject to this Trading Policy, namely: (a) the company itself; (b) direct or indirect controlling shareholders; (c) officers of the Company, members of the Board of Directors and members of the Fiscal Board of the Company; (d) members of Technical or Advisory Bodies of the Company; (e) Subsidiaries, Affiliates or Controlling Companies; (f) Relevant Third Parties; and (g) any person who, by virtue of their office, function or position in the Company, Subsidiaries or Affiliates, has knowledge of privileged Information..

“Company”: means Gerdau S.A.

“Controlling Shareholders": Means any person, natural or legal, or group of persons bound by a voting agreement, or under common control, who: (a) holds partner rights that, on a permanent basis, ensure them a majority of votes in the resolutions of the general meeting and the power to elect a majority of the Company's managers; and (b) effectively uses its power to direct social activities and guide the functioning of the Company's bodies. The terms “Controlled”, “Controller” and “Control” have meanings related to the definition of Controlling Shareholders.

“CVM”: means the Securities and Exchange Commission of Brazil.

“CVM Resolution 44”: Means Brazilian CVM Resolution No. 44, of August 23, 2021, which provides for the disclosure of information on a Material Fact or Event, the trading of securities pending an undisclosed material facto or event and the disclosure of information on the trading of securities.

“Declaration of Acceptance”: means the instrument to be signed by Bound Persons expressing their awareness of the rules contained in CVM Resolution 44 or any other that may replace it and in this Trading Policy, assuming the obligation to comply with them and to ensure that the rules are complied with by their subordinates, persons under their influence, including Subsidiaries or Affiliates, spouse from whom they are not judicially or extrajudicially separated, partners and dependents included in their annual income tax return.

“Entity”: means any legal or unincorporated entity, including, but not limited to, companies of any type, in fact or under the law, associations, consortia, investment funds, joint ventures or partnerships.

“Individual Investment Plans”: meaning in accordance with the definition of item 7.1 of this Trading Policy.

“Investor Relations Officer”: means the Officer of the Company responsible for providing information to investors, to the CVM and to the Stock Exchange, among other duties in regulations of the CVM.

“Managers”: means the Statutory officers and members of the Board of Directors of the Company.

“Material Fact or Event”: means any decision by the Controlling Shareholders, resolution of the Shareholders Meeting or the management bodies of the Company or any other fact or event of a political, administrative, technical, business, economic-financial nature related to the Company’s business that could have a considerable influence on (i) the price of the Securities; (ii) the decision of investors to buy, sell or hold the Securities; or (iii) the decision of investors to exercise any rights inherent to their condition as holders of the Securities or of assets referenced to them, pursuant to CVM Resolution 44.

“Privileged Information”: means any information concerning any Material Fact or Event, as defined by CVM Resolution 44, that has not yet been disclosed to the investor public and to which the Bound Persons had privileged access to due to their role or position.

“Relevant Third Parties”: means the individuals or Entities which have a commercial, professional or fiduciary relationship with the Company, such as independent auditors, securities analysts, consultants, advisors, lawyers, accountants, contractors, institutions which are part of the securities distribution system and suppliers that, after being engaged by the Company, its Subsidiaries or Associate Companies, gain knowledge of or may gain knowledge of a Material Fact or Event not yet disclosed to the Market.

“Securities”: Means any shares, bonds, subscription bonuses, receipts (including those issued outside Brazil with spread in shares) and subscription rights, American Depositary Receipt (“ADR”), promissory notes, call or put options, securities lending, indexes and derivatives of any type, or any other securities or collective investment contracts issued by the Company, or referenced thereto, which by legal determination are considered securities.

“Securities Trading Policy”: means this Securities Trading Policy.

“Subsidiaries”: means the Entities in which the Company, directly or through other Subsidiaries, holds any partner rights that ensure Control power.

“Stock Exchange”: means any stock exchange or organized over-the-counter trading market in which the Company’s Securities are admitted for trade, in Brazil or abroad.

“Trading of Relevant Equity Interest”: means a transaction or group of transactions through which the direct or indirect interest held by (a) direct or indirect Controlling Shareholders; (b) shareholders that elect members of the Board of Directors or the Audit Board; (c) any natural person or Entity, group of persons or Entities, acting jointly or representing the same interest, exceeds five percent (5%), ten percent (10%), fifteen percent (15%) and successively, of any type or class of shares of the Company or other securities.

4.ACCEPTANCE

4.1.The restrictions on trading in the Securities set forth in this Trading Policy are applicable independent of express acceptance by the Bound Persons. However, for a Bound Person to benefit from the exceptions to the blackout periods in item 6.1 below, they must first sign the Declaration of Acceptance of this Trading Policy.

4.2.The Company will maintain filed at its headquarters an updated list of the signatories to this Policy and their respective information, including their employment relationship, position or function, address and tax identification number. These documents shall be kept on file at the Company's head office for as long as the person's relationship with the Company continues and for at least five (5) years after its termination.

4.3. At the Company's discretion, the signing of the Declaration of Acceptance by Relevant Third Parties may be waived in the cases referred to in item 10.1 below.

5.TRADING RESTRICTIONS

5.1.Periodic restrictions. The Company and its Bound Persons are prohibited from trading in Securities issued by the Company, or referenced thereto, regardless of the determination of the Investor Relations Officer to this effect, in the period of 15 (fifteen) days prior to the disclosure of (i) the Company's quarterly accounting information and annual financial statements required by the CVM; (ii) or when there is relevant information pending disclosure (“Blackout Period”).

5.2 Prohibition of Former Directors. Directors who have left the Company's management but who, as a result of the positions held, have knowledge of a Material Fact or Event or other Privileged Information prior to its disclosure may not trade Securities. This prohibition will last until (a) the disclosure of the Relevant Fact or Event of which they have prior knowledge; or (b) the end of the three-month period after leaving the position held, whichever occurs first.

5.3 Stop orders. Bound Persons may use the automatic stop order mechanism as long as they are set not to trade during the Blackout Period. If it is not possible to parameterize the date in the securities broker used by the Bound Person, the use of the stop order mechanism in Securities trading during any period is prohibited.

5.4 Prohibition on acquisition for treasury purposes. The Board of Directors may not decide on the acquisition of shares to be held in treasury in the period between the adoption of the initial procedures and acts, until the disclosure of a Material Fact or Event resulting from the transfer of Control of the Company or the carrying out of any corporate reorganization.

5.5 Prohibitions on the use of Inside Information. Except in the event provided for in item 6.2. of this Trading Policy and subject to the provisions of CVM Resolution 44, the use of Material Inside Information which has not yet been disclosed, by any person who has had access to it, for the purpose of gaining an advantage, for themselves or for others, through trading in Securities, is prohibited. For the purposes of this prohibition, it is presumed that (i) the person who has traded in Securities in possession of Inside Information that has not yet been disclosed has made use of such information in the said trading; and, (ii) that Managers, members of the Board of Directors, Relevant Third Parties, Controlling Shareholders and the Company itself, having had access to Inside Information that has not yet been disclosed, know that it is Inside Information.

6.EXCEPTIONS TO THE RESTRICTIONS

6.1.The aforementioned restrictions do not apply in the following events:

a)

transactions in Securities with the purpose of fulfilling obligations undertaken prior to the start of the Blackout Period arising from loans of Securities, the exercise of call or put options by third parties and forward purchase and sale agreements;

b)

trading operations involving fixed income Securities carried out through operations involving matched commitments for repurchase by the seller and resale by the buyer, for settlement on a predetermined date, prior to or coincident with the maturity of the securities that are the object of the transaction, carried out with returns or with predetermined remuneration parameters;

c)

the acquisition of the Company's treasury shares is made by a Bound Person through private negotiation resulting from the exercise of a call option, under the terms of the stock option plan approved by the Company's General Meeting.

6.2 The prohibitions set out in items 5.1. to 5.5. above shall not apply if the Bound Person who has formally adhered to this Trading Policy has an Individual Investment Plan approved under the terms of Chapter 7 below and provided that the Company has approved a schedule defining the specific dates for disclosure of its quarterly and annual information.

7.INDIVIDUAL INVESTMENT PLAN

7.1.The Individual Investment Plan is a written instrument through which a Bound Person voluntarily and irrevocably undertakes to invest in or divest from, individually or collectively, the Securities on predetermined dates or periods, in accordance with the provisions of article 16 of CVM Resolution 44 and observing the following rules:

a)

the Individual Investment Plan shall be formalized in writing and be verifiable, including with regard to its establishment and to the realization of any changes in its content. It also shall establish, irrevocably, the dates or events and the values or volumes of the trades to be carried out by the participants.

b)	the Individual Investment Plan must provide for a minimum period of 3 (three) months for the Investment Plan itself, any modifications and cancellations to be effective.
c)	during the validity of the Individual Investment Plan, the participant is required to buy or sell Securities as previously established, even if the Material Fact or Event has not yet been disclosed to the market and during the fifteen (15) days prior to disclosure of the quarterly or annual financial information of the Company.

d)

The Individual Investment Plan must be filed at the headquarters of the Company and be approved in advance by the Investor Relations Officer, who will determine its compatibility with the provisions of this Trading Policy. Changes to the Individual Investment Plan may be accepted only if approved by the Investor Relations Officer and the Chief Legal Officer.

e)

the Individual Investment Plan may be terminated unilaterally and at the discretion of the Bound Person, which must be formally notified in writing to the Investor Relations Officer. Immediately after the Investor Relations Officer receives the formal notice, the person terminating the plan will lose all rights arising from the exceptions in the Individual Investment Plan.

7.2.Particularly with regard to the Controlling Shareholders, Managers, members of the Audit Board and members of Bodies with Technical or Advisory Functions, the Board of Directors shall verify, at least semiannually, the compliance of the trading operations carried out by the participants of the Individual Investment Plan.

7.3.Participants of the Individual Investment Plan are prohibited from simultaneously maintaining more than one plan in force and from carrying out any transactions that nullify or mitigate the economic effects of the operations to be determined by the Individual Investment Plan.

8.TERMINATION OF STATUS

8.1.The Bound Persons will lose such status and consequently no longer be bound by this Trading Policy in the following cases:

a)

resignation or termination, by any means, of the functions or activities performed by any person listed as Bound Persons observing the period of permanence of the prohibition provided for in item 5.2 above in relation to Managers; and

b)	death of the natural person or dissolution of the legal person classified as Bound Person.

8.2.The termination of the status of Bound Persons with regard to this Trading Policy may be requested by means of a formal communication to the Investor Relations Officer of the Company.

9.RELEVANT THIRD PARTIES

9.1.The provisions of this Trading Policy do not exclude the responsibility of Relevant Third Parties not directly connected to the Company and who have access to Privileged Information, it is assumed that, in advance, having had access to the relevant information that has not yet been disclosed, such persons are aware that this is a Material Fact or Event.

9.2.The commercial agreements entered into by and between the Company and Relevant Third Parties must contain rules ensuring the confidentiality of information that could constitute a Material Fact or Event, as well as compliance with the rules established by the CVM pertaining to trading in the Securities. In the case of Relevant Third Parties who work in a profession subject to professional confidentiality rules, in accordance with the rules applicable to the exercise of the profession, at the Company’s discretion, the express clause in the respective commercial agreements regarding the provisions in the first part of item 9.2 may be excluded.

10.PROCEDURES FOR SAFEGUARDING CONFIDENTIALITY AND SECURITIES TRADING

10.1.Bound Persons must ensure that any parties with which they maintain commercial, professional or fiduciary relationships refrain from trading in the Securities when they have access to Privileged Information. For such, the Bound Persons must endeavor their best efforts to ensure that such persons, from the moment they gain access to the Privileged Information, safeguard their confidentiality by signing non-disclosure agreements and/or a Declaration of Acceptance.

10.2.Bound Persons shall safeguard the confidentiality of the information related to Material Fact or Event to which they have privileged access due to their role, position or function until its disclosure to the market, and endeavor every effort to ensure that subordinates and third parties in a position of trust do the same, being jointly liable in the event of noncompliance.

10.3.Bound Persons must also follow the procedures below: (a) involve only persons deemed necessary in actions that could result in a Material Fact or Event; (b) refrain from discussing Privileged Information in the presence of third parties without such knowledge, even if it is expected that such third parties would not be able to infer the meaning of the topic discussed; (c) refrain from discussing

Privileged Information in conference calls in which they cannot be certain of who is participating; and (d) take necessary and adequate measures to safeguard the confidentiality of documents, whether in physical or electronic form, containing Privileged Information (security, password protection, etc.).

10.4.When Privileged Information must be disclosed to employees of the Company, the person responsible for communicating the Privileged Information shall ensure that the person receiving such Privileged Information is aware of the provisions of this Securities Trading Policy.

10.5.Bound Persons who, inadvertently or without authorization, communicate, personally or through third parties, a Material Fact or Event before it is disclosed to the market, through any means of communication, including to the media or in meetings with trade associations, investors, analysts or select publics, in the country or abroad, it must immediately report it to the Investor Relations Officer so that they can take the appropriate measures.

11.VIOLATIONS AND SANCTIONS

11.1.Violations of CVM Resolution 44, on which this Trading Policy is based, are considered serious, under the terms of paragraph 3 of article 11 of Law No. 6385, of December 7, 1976, as amended, and the violator is subject to a fine, warning, among other sanctions.

11.2.In cases of violations of the terms and procedures established in this Trading Policy, the Investor Relations Officer is responsible for taking the measures applicable in the internal environment of the Company, without prejudice to the sanctions applied by the competent authorities, under the legislation in force.

11.3 If the appropriate measure falls within the legal or statutory competence of the General Assembly, the Board of Directors must convene it to deliberate on the matter.

12.MISCELLANEOUS

12.1.The presumptions, prohibitions and obligations set out in this Trading Policy apply to trades carried out: (a) inside or outside regulated securities market environments; (b) directly or indirectly, and; (c) for their own account or for the account of third parties.

12.2.This Securities Trading Policy complies with, when applicable, the principles of the Disclosure Policy of the Company, whose applicability is secondary to the interpretation and execution of this Securities Trading Policy.

12.3.This Policy includes, as Attachment 1, a summary table of the main transactions and prohibitions set out in this Policy. If there is any conflict between the provisions of the Table and the provisions of this Policy, the provisions of this Policy shall prevail.

12.4.Any questions and clarifications concerning the interpretation or applicability of this Securities Trading Policy should be addressed to the Investor Relations Officer, who must respond to them within fifteen (15) days of their receipt.

12.5.The unauthorized disclosure of the Privileged Information of the Company not publicly disclosed is damaging to the Company and is strictly prohibited.

12.6.The Bound Persons must sign the Declaration of Acceptance of this Securities Trading Policy and inform the Company, via communication in writing to the Investor Relations Officer, of any Trading of Relevant Equity Interest.

12.7.The restrictions established in this Trading Policy do not apply to securities traded by any investment funds in which the Bound Persons are shareholders, provided that such funds are not exclusive investment funds or investment funds in which the Bound Persons may influence the trading decisions made by the fund administrator or portfolio manager.

12.8.Any violations of this Trading Policy verified by Bound Persons must be informed immediately to the Company by the Investor Relations Officer.

12.9.Any cases of omissions, exceptions and adjustments to this Trading Policy must be submitted for approval to the Investor Relations Officer.

12.10.This Securities Trading Policy was approved in a meeting of the Company’s Board of Directors held on November 05th, 2024, with immediate effect for an indefinite term. Any amendment to this Trading Policy must be approved by the Board of Directors. The Securities Trading Policy may not be amended if the disclosure of a Material Fact or Event is pending.

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Attachment 1

Negotiation of Securities emitted by the Company **Summary of Allowed/ Not Allowed Transactions** [(1)]	
Restrictions applicable to Bound Persons:	**1) Direct:** the company directly, controlling shareholders, statutory directors, board members, executives of advisory bodies or professionals who have access to privileged information. **2) Their Direct Family Members:** Spouse, partner and dependents informed in the annual income declaration. **3) Indirect:** companies controlled by them; third parties with whom they have management, fiduciary or financial asset administration contracts; attorneys-in-fact or agents. **4) Former Directors:** (see item 5.2).

Transaction	**Outside of the Blackout period**	**Blackout period** [(3)]
Shares	Allowed [(2)]	**Not allowed, except:** (a) Operations intended to attend to pre-existing obligations, such as borrowing and options and forward contracts; (b) Trading in fixed-income securities takes place through repurchase and resale operations, with predefined terms and established profitability, before or until the securities mature; (c) A Related Person acquires the Company's treasury shares through private trading, in accordance with the call option plan approved by the General Meeting. (d) The prohibitions set out in the Policy do not apply if the Related Person has an approved investment plan and if the Company sets specific dates for the disclosure of quarterly and annual information.
Bonds		
Warrants		
Receipts (including those issued outside Brazil with shares underlying) and subscription rights		
American Depositary Receipt		
Promissory Notes		
Call or put options		
Indexes		
Stop order		
Treasury acquisition		
Securities lending		
Any other securities or contracts of collective investments issued by the Company, or referenced thereto, which by legal determination are considered securities.		
Negotiation with ex-administrators	Allowed	Until 3 months after disconnection from Gerdau blackout period trading is prohibited
Individual Investment Plan	Allowed, according to the schedule of the approved Plan	Only if provided for in the of the approved plan

[(1)] In the event of a transaction, the criteria and requirements defined in the Securities Trading Policy must be detailed.

[(2)] The Bound Person must notify Gerdau's Investor Relations department, in accordance with the criteria set out in chapter 8 of the Disclosure of Information Policy.

[(3)] Prohibition during the 15 days preceding the release of quarterly/annual results to the market, or when there is relevant information pending disclosure.